Exhibit 99.1
NEWS RELEASE Astronics Corporation ×130 Commerce Way × East Aurora, NY × 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports Revenue of $48.6 Million and Net
Income of $2.5 Million for Third Quarter 2009
•	Revenue expanded to $48.6 million including $14.1 million from acquisition
•	Cash balance increased to $17.5 million on $15.6 million in cash generated from operations in third quarter
•	Full year revenue guidance tightened to $190 to $195 million
EAST AURORA, NY, November 5, 2009 — Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high performance lighting, electrical power and automated test systems for the global aerospace and defense industries, today reported sales of $48.6 million in the third quarter of 2009, which ended October 3, 2009, up 20.4% compared with sales of $40.4 million in the third quarter of 2008. Results for the 2009 quarter include DME Corporation, which was acquired by Astronics on January 30, 2009. Astronics’ organic business, excluding the recent acquisition, had sales of
$34.5 million for the third quarter of 2009, down 14.5%, or $5.9 million, from the 2008 third quarter, but slightly above organic sales of $34.3 million in the trailing second quarter of 2009. DME sales in the 2009 third quarter were $14.1 million.
Sales for the Company’s Aerospace segment in the 2009 third quarter declined 3.5% to
$39.0 million compared with the 2008 third quarter, while sales for the Test Systems segment were $9.6 million.
Net income in the third quarter of 2009 was $2.5 million, or $0.23 per diluted share, compared with $2.4 million, or $0.22 per diluted share, in the same period the prior year.
Operating Results
Gross profit in the third quarter of 2009 was $10.1 million, or 20.8% of sales, compared with
$7.9 million, or 19.6% of sales, in the third quarter of 2008 and $8.7 million, or 18.6% of sales, in the trailing second quarter. Included in the cost of goods sold was $6.8 million in engineering and development (E&D) costs of which $1.6 million were associated with DME. E&D in last year’s third quarter and the trailing second quarter was $5.7 million and $6.4 million, respectively. The margin improvement over the trailing second quarter reflects reductions in estimated costs to complete several test systems long-term contracts that are nearing completion as well as the Company’s cost reduction efforts. The reduction of the estimated cost to complete those contracts contributed approximately $1.3 million to revenue and gross profit for the third quarter of 2009. Test Systems segment revenue is recognized from long-term, fixed-price contracts using the percentage of completion method of accounting.

Selling, general and administrative (SG&A) expense was $6.2 million, or 12.8% of sales, in the third quarter of 2009, above SG&A of $4.0 million, or 10.0% of sales, in last year’s third quarter, but below SG&A in the trailing second quarter of $6.4 million, or 13.7% of sales. SG&A for the 2009 third quarter and the trailing second quarter included approximately $2.3 million and $2.0 million, respectively, of DME-related expenses, including amortization of acquired intangible assets related to the acquisition of $0.8 million in each quarter.
Segment Review
Aerospace:
During the third quarter of 2009, Aerospace segment sales were $39.0 million, down $1.4 million, or 3.5%, from $40.4 million in the 2008 quarter, but improved from $38.2 million in this year’s second quarter. Organic aerospace sales declined by $5.9 million to $34.5 million compared with last year’s third quarter, but were slightly above organic sales of $34.3 million in the trailing second quarter of 2009. The acquired DME business added $4.5 million to aerospace sales in the 2009 third quarter.
Sales to the commercial transport market declined $3.5 million, or 13.7%, compared with the 2008 third quarter, but improved 3.9% when compared with the trailing second quarter. Soft demand for worldwide air travel in 2009 has caused global airlines to defer spending for cabin upgrades that often employ Astronics’ EmPower® in-seat power product line, which is used to enhance passengers’ flying experience by powering their personal electronic devices and lap-top computers as well as aircraft in-flight entertainment systems.
Sales to the military market increased by $1.6 million, or 21.8%, to $9.2 million over the prior year quarter, but were below sales of $9.9 million in the trailing second quarter. Sales of the power control unit for the Tactical Tomahawk cruise missile program were very strong in this year’s second quarter, but began to wind down and were concluded in the third quarter contributing to the quarter-over-quarter decrease in aerospace military sales. The program generated 2009 year-to-date revenue of $5.1 million which included third quarter revenue of $1.0 million.
Business jet market sales were off $2.1 million, or 29.9%, to $4.9 million and were 8.3% below sales in the trailing second quarter due to reduced business jet production. Also, there was $1.5 million in revenue from now-bankrupt Eclipse Aviation in last year’s third quarter. Sales to the FAA/airport market, a new market added in 2009 as part of the acquired DME business, were $2.6 million in the third quarter of 2009, $1.0 million ahead of this year’s second quarter.
Aerospace operating profit for the third quarter of 2009 was $4.7 million, or 12.0% of sales, compared with $4.6 million, or 11.4% of sales, in the same period last year. Operating profit in the trailing second quarter was $3.7 million, or 9.7% of sales. Margin expansion year-over-year and sequentially reflects improved mix and results of cost saving efforts during the quarter.
Mr. Gundermann noted, “Our diversification in all three markets in the aerospace industry and the addition of the FAA/Airport market has helped to reduce the impact we could have realized from the severe decline in business jet production and reduced spending by commercial airlines for cabin upgrades. Stronger sales to the military have helped to offset the effects of this downturn.”

Test Systems:
Sales in Astronics’ Test Systems segment, acquired with DME, were $9.6 million in the third quarter of 2009, a 9.3% improvement from the second quarter of 2009. Operating profit was $0.5 million, or 5.0% of sales, in this year’s third quarter compared with a loss of $0.3 million, or 2.8% of sales, in the trailing second quarter of 2009.
Mr. Gundermann commented, “The third quarter benefitted by about $1.3 million as the estimated profit on several of our long-term contracts that are nearing completion has improved. However, this business remains slower than expected with continued delays in the awarding of military contracts. The VIPER/T business, which has been a significant contributor to revenue, has been slowing and is expected to decline further in 2010. The VIPER/T system tests and diagnoses electronic, electro-mechanical, and electro-optical equipment assemblies and circuit cards from weapons systems, radar systems and communications gear. The loss of the U.S. Marine contract for our latest test solution for forward deployed ground radios was a significant disappointment, but the reception the solution is getting from other military organizations is somewhat encouraging.”
Nine-Month Review
For the first nine months of 2009, sales were $145.6 million, a 12.6% increase compared with $129.3 million in the 2008 period. Astronics’ organic business, excluding the acquired DME business, had sales of $107.3 million in the first nine months of 2009. Included in the 2008 nine-month period was $8.4 million in revenue from now-bankrupt Eclipse Aviation. Sales to Eclipse in 2009 were insignificant.
Gross margin at 18.8% for the first nine months of 2009 was below last year’s gross margin of 22.1% in the same period. The margin decrease was due primarily to low DME margins and the lost margin on the lower sales volume for the organic business. Included in the cost of goods sold was $19.7 million in E&D expenditures of which $4.1 million were associated with DME. E&D costs for the first nine months of 2008 were $16.6 million. For the 2009 nine-month period, results included eight months of financial results from operations of DME, reflecting the date of acquisition.
SG&A expense was $18.7 million, or 12.8% of sales, in the first nine months of 2009 compared with $12.6 million, or 9.7% of sales, in the same period the prior year. The increase was due primarily to the addition of $5.8 million in SG&A costs at DME, including $2.4 million in amortization of acquired intangible assets and deferred financing costs associated with the acquisition. The lower gross margin and increased SG&A expenses resulted in a decline in operating margin for the first nine months of 2009 to 5.9% compared with 12.4% in the first nine months of 2008.
Other income of $1.0 million for the nine-month period was the result of an adjustment to the estimated fair value of a promissory note payable that was contingent on DME achieving certain 2009 revenue. The initial fair value estimation at the time of acquisition was $1.0 million of the $2.0 million contingent payment. At the end of the third quarter, it was not expected that the requirements for the contingent payment would be met. Net of tax, the adjustment was $0.7 million, or $0.06 per share.
The third quarter and year-to-date effective tax rate of 31.0% and 30.1%, respectively, reflect the impact of $0.3 million and $0.5 million in research and development tax credits.
Net income for the first nine months of 2009 was $5.9 million, or $0.53 per diluted share, compared with $10.1 million, or $0.95 per diluted share, in the same period the prior year.

Balance Sheet
Cash and cash equivalents were $17.5 million at October 3, 2009, compared with $3.0 million at December 31, 2008 and $4.5 million at the end of the trailing second quarter. Through the nine-month period, Astronics used $6.6 million to pay down long-term debt. The Company has a revolving credit facility with approximately $21.5 million available at October 3, 2009.
Cash generated from operations was $15.6 million during the quarter compared with $1.8 million used in last year’s third quarter. For the nine-month period, Astronics generated $25.1 million in cash from operations compared with $3.6 million in the 2008 period. The significant improvement in cash generated from operations during the 2009 periods was attributed to improved working capital management.
Capital expenditures in the third quarter of 2009 were $0.4 million compared with $1.1 million in the third quarter of 2008. For the nine-month periods, capital expenditures were $2.0 million and $3.2 million in 2009 and 2008, respectively. Capital expenditures are expected to be approximately $2.5 million to $3.0 million for 2009.
Outlook for Remainder of 2009 and Preliminary Guidance for 2010
Orders in the third quarter of 2009 were $44.1 million, compared with orders of $30.8 million in the 2008 third quarter, and orders of $40.8 million in the trailing second quarter of 2009. Aerospace segment orders were $40.1 million compared with $30.8 million in the 2008 third quarter. Orders in the new Test Systems segment were $3.9 million.
Backlog at October 3, 2009, was $101.0 million, higher than the backlog of $92.1 million at the end of the third quarter of 2008, but down from backlog of $105.5 million at the end of the trailing second quarter. Aerospace backlog was $83.0 million at the end of the 2009 third quarter compared with $92.1 million at the end of last year’s third quarter and $81.8 million at the end of the trailing second quarter of 2009. Approximately $34.0 million of the Aerospace backlog is expected to ship in the fourth quarter of 2009. Test Systems backlog was $18.0 million, of which $9.0 million is expected to ship in the fourth quarter of 2009.
Mr. Gundermann stated, “We are tightening our full-year revenue guidance to a range $190 million to $195 million which is comprised of approximately $156 million to $159 million for Aerospace sales and $34 million to $36 million for Test System sales. We also caution that the strength in Test Systems margins realized in this quarter are not sustainable based on the current low level of sales.
“Although we were encouraged by the improved bookings during this quarter, as we look toward 2010, we currently do not expect any improvement in sales compared with this year and could potentially see a slight decline.”, concluded Mr. Gundermann.

Third Quarter 2009 Webcast and Conference Call
The Company will host a teleconference at 11:00 a.m. ET today. During the teleconference,
Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed the following ways:
•
The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 — 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (201) 689-8562 and requesting conference ID number 334952 approximately 5 — 10 minutes prior to the call.
To listen to the archived call:
•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted, once available.
•
A replay can also be heard by calling (201) 612-7415 and referencing account number 3055 and conference ID number 334952. The telephonic replay will be available from 2:00 p.m. ET today through 11:59 p.m. ET on November 12, 2009.

ABOUT ASTRONICS CORPORATION
Astronics Corporation is a trusted leader in innovative, high performance lighting, power management systems for the global aerospace industry; automated diagnostic test systems, training and simulation devices for the defense industry; and safety and survival equipment for airlines. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, DME Corporation, Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.Astronics.com.
For more information on Astronics and its products, visit its website at www.Astronics.com.
Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Nine Months Ended
	10/3/2009	9/27/2008	10/3/2009	9/27/2008
Sales	$48,586	$40,363	$145,625	$129,341
Cost of products sold	38,466	32,455	118,251	100,811

Gross Profit	10,120	7,908	27,374	28,530
Gross margin	20.8%	19.6%	18.8%	22.1%
Selling, general and administrative	6,202	4,030	18,711	12,552

Income from operations	3,918	3,878	8,663	15,978
Operating margin	8.1%	9.6%	5.9%	12.4%
Interest expense, net	407	182	1,307	554
Other (income) expense*	(107)	60	(1,020)	73

Income before tax	3,618	3,636	8,376	15,351
Income taxes	1,122	1,257	2,523	5,209

Net Income	$2,496	$2,379	$5,853	$10,142

Basic earnings per share:	$0.23	$0.23	$0.55	$0.99
Diluted earnings per share:	$0.23	$0.22	$0.53	$0.95

Weighted average diluted shares outstanding	11,031	10,688	10,943	10,681

Capital Expenditures	$427	$1,058	$1,978	$3,188
Depreciation and Amortization	$1,954	$980	$5,649	$2,989

* Includes contingent earnout liability fair value adjustment of $0.1 million in the third quarter and $1.0 million year-to-date 2009.

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(Unaudited, $ in thousands)

	10/3/2009	12/31/2008
ASSETS:
Cash and cash equivalents	$17,540	$3,038
Accounts receivable	34,023	22,053
Inventories	31,030	35,586
Other current assets	5,172	6,078
Property, plant and equipment, net	32,228	29,075
Other long-term assets	5,193	4,409
Intangible assets	11,149	1,853
Goodwill	21,550	2,582

Total Assets	$157,885	$104,674

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$9,226	$920
Accounts payable and accrued expenses	24,936	22,475
Long-term debt	43,917	13,526
Other liabilities	11,057	9,498
Shareholders’ equity	68,749	58,255

Total Liabilities and Shareholders’ Equity	$157,885	$104,674

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Nine Months Ended
	10/3/2009	9/27/2008	10/3/2009	9/27/2008
Sales
Aerospace	$38,958	$40,363	$118,992	$129,341
Test Systems	9,628	—	26,633	—

Sales	$48,586	$40,363	$145,625	$129,341

Operating Profit and Margins
Aerospace	$4,684	$4,605	$11,779	$18,211
Margin	12.0%	11.4%	9.9%	14.1%
Test Systems	483	—	430	—
Margin	5.0%	—%	1.6%	-%
Corporate Expenses and Other	1,249	727	3,546	2,233

Total Operating Profit	$3,918	$3,878	$8,663	$15,978
Operating Margin	8.1%	9.6%	5.9%	12.4%

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended			2009
	10/3/2009	9/27/2008	% change	10/3/2009	9/27/2008	% change	YTD %

Aerospace
Commercial Transport	$22,230	$25,755	-14%	$66,623	$78,429	-15%	46%
Military	9,203	7,556	22%	29,544	24,225	22%	20%
Business Jet	4,947	7,052	-30%	16,863	26,687	-37%	12%
FAA/Airport	2,578	—		5,962	—		4%

Aerospace Total	38,958	40,363	-3%	118,992	129,341	-8%	82%

Test Systems	9,628	—		26,633	—		18%

Total	$48,586	$40,363	20%	$145,625	$129,341	13%	100%

ASTRONICS CORPORATION
SALES BY PRODUCT
(Unaudited, $ in thousands)

	Three Months Ended			Nine months Ended			2009
	10/3/2009	9/27/2008	% change	10/3/2009	9/27/2008	% change	YTD %

Aerospace
Aircraft Lighting	$15,500	$14,646	6%	$49,430	$48,430	2%	34%
Cabin Electronics	16,586	20,548	-19%	48,484	63,418	-24%	33%
Airframe Power	4,294	5,169	-17%	15,116	17,493	-14%	11%
Airfield Lighting	2,578	—		5,962	—		4%

Aerospace Total	38,958	40,363	-3%	118,992	129,341	-8%	82%

Test Systems	9,628	—		26,633	—		18%

Total	$48,586	$40,363	20%	$145,625	$129,341	13%	100%

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)

	Q2 2008	Q3 2008	Q4 2008	Q1 2009*	Q2 2009	Q3 2009
	6/28/2008	9/27/2008	12/31/2008	4/4/2009	7/4/2009	10/3/2009

Sales
Aerospace	$47,889	$40,363	$44,381	$41,818	$38,216	$38,958
Test Systems	—	—	—	8,197	8,808	9,628

Total Sales	$47,889	$40,363	$44,381	$50,015	$47,024	$48,586

Bookings
Aerospace	$52,386	$30,798	$41,348	$28,016	$34,605	$40,135
Test Systems	—	—	—	2,798	6,168	3,932

Total Bookings	$52,386	$30,798	$41,348	$30,814	$40,773	$44,067

Backlog
Aerospace	$101,646	$92,081	$89,048	$85,418	$81,807	$82,983
Test Systems	—	—	—	26,311	23,671	17,974

Total Backlog	$101,646	$92,081	$89,048	$111,729	$105,478	$100,957

Book: Bill
Aerospace	1.09	0.76	0.93	0.67	0.91	1.03
Test Systems	—	—	—	0.34	0.70	0.41

Combined Book:Bill	1.09	0.76	0.93	0.62	0.87	0.91

* On January 30, 2009, Astronics acquired DME Corporation, including backlog of $10,172 for Aerospace and $31,710 for Test Systems.